Welcome to the Avid Stock Option Repurchase Program Website

We are pleased to announce Avid has launched an Offer to Purchase Eligible Stock Options for Cash (the "Offer") on May 18, 2009 that will remain open until 5:00 p.m. Eastern Time on Tuesday, June 16, 2009 unless extended by Avid.

The specific terms of the Offer are described in the "Schedule TO - Tender Offer Statement filed with the United States Securities and Exchange Commission" and the exhibits thereto (the "Offering Materials"). Links to the Offering Materials are below.

Only Eligible Participants may participate in the Offer. "Eligible Participants" are employees of Avid or its subsidiaries as of May 18, 2009, and who continue to be employees of Avid or its subsidiaries as of June 16, 2009, or later if the Offer period is extended. If you meet these requirements but are currently on medical, maternity, workers' compensation, military or other statutorily protected leave of absence or a personal leave of absence, you are also eligible to participate in the Offer. Directors and members of executive staff are not eligible to participate in the Offer.

Offering Materials

Summary of Terms/FAQ

Guide to Non-US Issues

Complete Tender Offer Document as filed with the Securities & Exchange Commission

Change/Withdrawal Form

Note: Personal election forms were sent via email to all eligible employees. Please return your *signed* election form no later than 5:00 p.m. on Tuesday, June 16, 2009 (unless otherwise extended).

You may deliver your signed and completed form by: scan and email to: optionex@avid.com, or by fax to 978-548-4691 / 978-851-9625, or by mail to Avid, Stock Administration, One Park West, Tewksbury, MA 01876. All questions about the program or requests for assistance should be made by email to optionex@avid.com or by calling 978-640-5190.

The documents posted on this website, and which you received via email, describe this program in detail, including its risks. Please review these documents carefully before making a decision to participate.